UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   April 1, 2024
(Date of Earliest event reported)

FIRST NORTHERN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	000-30707	68-0450397
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

195 North First Street, P.O. Box 547, Dixon, California	95620
(Address of principal executive offices)	(Zip Code)

(707) 678-3041
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols(s)	Name of each exchange on which registered
None	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)  As previously reported on October 30, 2023, Joe Danelson, retired as Executive Vice President/Chief Credit Officer of First Northern Community Bancorp (the “Company”) and its subsidiary, First Northern Bank of Dixon (the “Bank”), effective March 31, 2024.  Mr. Danelson will stay on with the Company through April 5, 2024, to assist with transition.

(e)  On April 3, 2024, the Company announced that Brett Hamilton has replaced Joe Danelson as Executive Vice President/Chief Credit Officer of the Company and the Bank, effective April 1, 2024.  Mr. Hamilton entered into an Employment Agreement with the Bank, which provides for an annual base salary of $287,000, which may be adjusted annually, as determined appropriate by the Board of Directors of the Bank and based upon Mr. Hamilton’s performance.  The Employment Agreement has a one-year term which renews automatically for consecutive one-year terms unless the executive officer or the Bank gives advance notice that the agreement will not be renewed.  Mr. Hamilton will also be eligible to participate in the Company’s Annual Incentive Plan.  If, within two years following a Change of Control (as such term is defined in the Employment Agreement), Mr. Hamilton’s employment is terminated under provisions of the agreement  governing termination for Good Reason or Involuntary Termination (as those terms are defined in the agreement) or as a result of the Bank’s election not to extend to the agreement, Mr. Hamilton shall receive 200% times the sum of his annual base salary as in effect on the date the term of employment ends and the average of the annual bonuses awarded to him by the Bank for the three most recent consecutive years prior to the date the term of employment ends, in addition to certain other benefits described in the agreement.  If Mr. Hamilton’s employment is terminated under the provisions governing  Involuntary Termination or termination for Good Reason,  Mr. Hamilton shall receive 100% of the sum of his annual base salary as in effect on the date the term of employment ends and the average of the annual bonuses awarded to him by the Bank for the three most recent consecutive years prior to the date the term of employment ends, in addition to certain other benefits described in the agreement.  There is no “Gross-up Payment” (excess parachute payment) provided in the agreement.
Mr. Hamilton will also be granted $40,000 worth of Restricted Stock.
Mr. Hamilton has also entered into an Executive Retirement/Retention Participation Agreement with the Bank, the intended purpose of which is to provide a supplementary Executive Retirement/Retention award (Award) to the executive, the size of which Award is based on the achievement of annual performance goals as determined in advance by the Company’s Compensation Committee.  Mr. Hamilton will become fully vested in his Awards as of his 58th birthday, provided he remains in continuous employment with the Company through this date. If his employment is terminated for "cause" or without "good reason" before his 58th birthday, he will forfeit any unvested Awards.  However, if he is terminated (i) without "cause," (ii) voluntarily for "good reason," (iii) for any reason within 24 months after a "change in control" (as each term is defined in the agreement), or (iv) due to his death or disability, 100% of his Awards will be vested.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibit

99.1 Chief Credit Officer Announcement Press Release, dated April 3, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2024	First Northern Community Bancorp (Registrant)

/s/ Jeremiah Z. Smith
By: Jeremiah Z. Smith
President/Chief Executive Officer

EXHIBIT INDEX

Exhibit	Document

99.1	Chief Credit Officer Announcement Press Release, dated April 3, 2024